Exhibit 10.5

AGREEMENT – POWER PURCHASE AND LEASE OF ACCESS TO GRID CONNECTION FOR DATA CENTER PURPOSES

THIS AGREEMENT is made and entered into December 27, 2024 by and between Marviken ONE AB (a company organised under the laws of Sweden with registered number 559223-1509) and having its registrered address at Kungsportsavenyen 26, Box 19055, 400 12 Göteborg, Sweden (hereinafter referred to as "Provider"), and Synthesis Analytics Production Limited, (a company organised under the laws of England and Wales with registered number 14342669) and having its registered address at Wenlock Road, London, England, N1 7GU (hereinafter referred to as "User").

ARTICLE I – AGREEMENT SCOPE

The Provider, in consideration of the lease fees to be paid and the covenants and agreements to be performed and observed by the User, does hereby provide access to the User and the User does hereby lease the grid access with agreed capacity and performance features as described in Article V and by reference made a part hereof (the "Leased Capacity").

The Provider, in consideration of the fees to be paid and the covenants and agreements to be performed and observed by the User, does hereby provide the User with Electricity and the User does hereby buy the Electricity as described in this Agreement (the "Power Purchase").

ARTICLE II - LEASE TERM

Section l. Total Term of Lease and Power Purchase. The term of this Lease and Power Purchase shall begin on the commencement date, as defined in Section 2 of this Article II, and shall terminate on December 31, 2034.

Section 2. Commencement Date. The "Commencement Date" is agreed to be January 1, 2025.

ARTICLE III - EXTENSIONS OF THE AGREEMENT AND EXPANSIONS OF CAPACITY

Section 1. Extensions. The parties hereto may elect to extend this Agreement upon such terms and conditions as may be agreed upon in writing and signed by the parties at the time of any such extension.

Section 2. Expansions. The parties may agree to expand the Leased Capacity.

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ARTICLE IV - DETERMINATION OF FEES FOR LEASED CAPACITY AND POWER PURCHASE

The User agrees to pay the Provider and the Provider agrees to accept, during the term hereof, at such place as the Provider shall from time to time direct by notice to the User, at the following rates and times:

Section 1. Lease of Grid Access Capacity, fixed fee. The User agrees to rent up to 20 MW Grid Access Capacity. The performance features are defined in Article V. The agreed fixed fee is SEK 454 000 per month and SEK 25,50 per KW and month up to 10 MW usage and SEK 817 200 per month and SEK 20,40 per KW and month with a usage between 10 and 20 MW. The User agree that the Grid access point is used together with other projects in the Providers Smart Energy Cluster in Marviken.

Section 2. Transmission fee. The transmission fee is agreed to SEK 0,054 per KWh with a usage up to 7 200 MWh per month and SEK 0,048 per KWh with a usage between 7 200 and 14 400 MWh per month.

Section 3. Fee for Power Purchase. The Provider buy electricity on NordPool. The Provider will provide the User with available options regarding portfolio strategy and type of electricity for the User to decide. The Provider will use its best efforts to achieve best possible price on electricity for the User. The Provider guarantees to buy up to the full Leased Capacity for the User and charge the User SEK 0,02 per purchased KWh.

Section 4. Costs for Infrastructure. The Costs for necessary infrastructure including any needed redundancy of infrastructure to Access the Grid is paid by the User. Sourcing and deployment are organized by the Provider based on demand from the User.

Section 5. Payment of Fees for Leased Capacity. The Lease Fee shall be payable in Monthly installments against invoice starting on Commencement Date January 1, 2025.

Section 6. Adjustment of Lease Fees. The Lease Fee shall be pegged to the annual regional grid tariffs set by Vattenfall as the regional grid operator and adjusted annually on January 1 during the Agreement.

Section 7. Payment of Fee for Power Purchase. The User will pay the Provider for the actual costs for purchasing the needed electricity at Nord Pool plus the agreed SEK 0,02 per KWh. The Fee for Power Purchase shall be payable in Monthly installments against invoice starting on Commencement Date January 1, 2025. The User will pay a deposit to cover the expected coming 30 days of electricity purchase costs. The Provider will send a proforma invoice for the deposit.

ARTICLE V – DEPICTION OF THE GRID ACCESS

	Nominal		Grid
Access Points	Current	Municipality	Area	Facility ID
Marviken outgoing	10 kV	Norrköping	VFO	735 999 100 015 982 691
Marviken incoming	10 kV	Norrköping	VFO	735 999 100 015 983 704

The Grid Access is provided to the space on site rented by the User, or any other point agreed by the Parties.

The Provider have the right to introduce additional access points and other nominal current within the same grid area as the total capacity of the grid access expands.

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ARTICLE VI - USER'S COVENANTS

Section 1. User Covenants. User covenants and agrees as follows:

A)	To procure any licenses and permits required for any use made of the Leased Capacity by User, and upon the expiration or termination of this Lease, to remove its management of the Leased Capacity;
B)	To permit Provider and its agents to examine the Leased Capacity at reasonable times, provided that Provider shall not thereby unreasonably interfere with the conduct of User's business;
C)	To permit Provider to enter the Leased Capacity to inspect such repairs, improvements, alterations or additions thereto as may be required under the provisions of this Lease. If, as a result of such repairs, improvements, alterations, or additions, User is deprived of the use of the Leased Capacity, the Rental fee shall be abated or adjusted, as the case may be, in proportion to that time during which, and to that portion of the Leased Capacity of which, User shall be deprived as a result thereof.

ARTICLE VII - INDEMNITY BY USER

Section l. Indemnity and Public Liability. The User shall save Provider harmless and indemnify Provider from all injury, loss, claims or damage to any person or property while utilizing the Leased Capacity, unless caused by the willful acts or omissions or gross negligence of Provider, its employees, agents, licensees or contractors.

ARTICLE VIII - INSURANCE

Section 1. Insurance Proceeds. In the event of any damage to or destruction of the Leased Capacity, User shall adjust the loss and settle all claims with the insurance companies issuing such policies. The parties hereto do irrevocably assign the proceeds from such insurance policies for the purposes hereinafter stated to any institutional first mortgagee or to Provider and User jointly, if no institutional first mortgagee then holds an interest in the Leased Capacity. All proceeds of said insurance shall be paid into a trust fund under the control of any institutional first mortgagee, or of Provider and User if no institutional first mortgagee then holds an interest in the Leased Capacity, for repair, restoration, rebuilding or replacement, or any combination thereof, of the Leased Capacity or of the improvements in the Leased Capacity. In case of such damage or destruction, Provider shall be entitled to make withdrawals from such trust fund, from time to time, upon presentation of:

a.   bills for labor and materials expended in repair, restoration, rebuilding or replacement, or any combination thereof;

b.   Provider's sworn statement that such labor and materials for which payment is being made have been furnished or delivered on site; and

Any insurance proceeds in excess of such proceeds as shall be necessary for such repair, restoration, rebuilding, replacement or any combination thereof shall be the sole property of Provider subject to any rights therein of Provider's mortgagee, and if the proceeds necessary for such repair, restoration, rebuilding or replacement, or any combination thereof shall be inadequate to pay the cost thereof, User shall suffer the deficiency.

Section 2. Subrogation. Provider and User hereby release each other, to the extent of the insurance coverage provided hereunder, from any and all liability or responsibility (to the other or anyone claiming through or under the other by way of subrogation or otherwise) for any loss to or damage of property covered by the fire and extended coverage insurance policies insuring the Leased Capacity and any of Provider's property, even if such loss or damage shall have been caused by the fault or negligence of the other party.

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ARTICLE IX - DAMAGE TO THE LEASED CAPACITY

Section 1. Abatement or Adjustment of Rental fee. If the whole or any part of the Leased Capacity shall be damaged or destroyed by fire or other casualty after the execution of this Lease and before the termination hereof, then in every case the Rental fee reserved in Article IV herein and other charges, if any, shall be abated or adjusted, as the case may be, in proportion to that portion of the Leased Capacity of which User shall be deprived on account of such damage or destruction and the work of repair, restoration, rebuilding, or replacement or any combination thereof, of the improvements so damaged or destroyed, shall in no way be construed by any person to effect any reduction of sums or proceeds payable under any Rental fee insurance policy.

Section 2. Repairs and Restoration. Provider agrees that in the event of the damage or destruction of the Leased Capacity, Provider forthwith shall proceed to repair, restore, replace or rebuild the Leased Capacity, to substantially the condition in which the same were immediately prior to such damage or destruction. The Provider thereafter shall diligently prosecute said work to completion without delay or interruption except for events beyond the reasonable control of Provider. Notwithstanding the foregoing, if Provider does not either obtain necessary permits within ninety (90) days of the date of such damage or destruction, or complete such repairs, rebuilding or restoration and comply with conditions (a), (b) and (c) in Section 1 of Article X within nine (9) months of such damage or destruction, then User may at any time thereafter cancel and terminate this Lease by sending ninety (90) days written notice thereof to Provider, or, in the alternative, User may, during said ninety (90) day period, apply for the same and Provider shall cooperate with User in User's application. Notwithstanding the foregoing, if such damage or destruction shall occur during the last year of the term of this Lease, or during any renewal term, and shall amount to twenty-five (25%) percent or more of the replacement cost, this Lease, except as hereinafter provided in Section 3 of Article XII, may be terminated at the election of either Provider or User, provided that notice of such election shall be sent by the party so electing to the other within thirty (30) days after the occurrence of such damage or destruction. Upon termination, as aforesaid, by either party hereto, this Lease and the term thereof shall cease and come to an end, any unearned Rental fee or other charges paid in advance by User shall be refunded to User, and the parties shall be released hereunder, each to the other, from all liability and obligations hereunder thereafter arising.

ARTICLE X - DEFAULT

Section 1. Providers Remedies. In the event that:

a.   User shall on three or more occasions be in default in the payment of Lease fee or other charges herein required to be paid by User (default herein being defined as payment received by Provider ten or more days subsequent to the due date), regardless of whether or not such default has occurred on consecutive or non-consecutive months; or

b.   User has caused a lien to be filed against the Provider's Capacity and said lien is not removed within thirty (30) days of recordation thereof; or

c.   User shall default in the observance or performance of any of the covenants and agreements required to be performed and observed by User hereunder for a period of thirty (30) days after notice to User in writing of such default (or if such default shall reasonably take more than thirty (30) days to cure, User shall not have commenced the same within the thirty (30) days and diligently prosecuted the same to completion); or

d.   Sixty (60) days have elapsed after the commencement of any proceeding by or against User, whether by the filing of a petition or otherwise, seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or future Federal Bankruptcy Act or any other present or future applicable federal, state or other statute or law, whereby such proceeding shall not have been dismissed (provided, however, that the non-dismissal of any such proceeding shall not be a default hereunder so long as all of User's covenants and obligations hereunder are being performed by or on behalf of User); then Provider shall be entitled to its election (unless User shall cure such default prior to such election), to exercise concurrently or successively, any one or more of the following rights:

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i.   Terminate this Lease by giving User notice of termination, in which event this Lease shall expire and terminate on the date specified in such notice of termination, with the same force and effect as though the date so specified were the date herein originally fixed as the termination date of the term of this Lease, and all rights of User under this Lease and in and to the Capacity shall expire and terminate, and User shall remain liable for all obligations under this Lease arising up to the date of such termination, and User shall surrender the Capacity to Provider on the date specified in such notice; or

ii.   Terminate this Lease as provided herein and recover from User all damages Provider may incur by reason of User's default, including, without limitation, a sum which, at the date of such termination, represents the then value of the excess, if any, of (a) the Minimum Rental fee, Percentage Rental fee, Taxes and all other sums which would have been payable hereunder by User for the period commencing with the day following the date of such termination and ending with the date herein before set for the expiration of the full term hereby granted, over (b) the aggregate reasonable value of the Capacity for the same period, all of which excess sum shall be deemed immediately due and payable; or

iii.   Without terminating this Lease, declare immediately due and payable all Minimum Rental fee, Taxes, and other Rental fees and amounts due and coming due under this Lease for the entire remaining term hereof, together with all other amounts previously due, at once; provided, however, that such payment shall not be deemed a penalty or liquidated damages but shall merely constitute payment in advance of Rental fee for the remainder of said term. Upon making such payment, User shall be entitled to receive from Provider all Rental fees received by Provider from other assignees, Users, and sub- users on account of said Capacity during the term of this Lease, provided that the compensation to which User shall so become entitled shall in no event exceed the entire amount actually paid by User to Provider pursuant to the preceding sentence less all costs, expenses and attorney's fees of Provider incurred in connection with the reletting of the Capacity; or

iv.   Without terminating this Lease, and with or without notice to User, Provider may in its own name but as agent for User enter into and upon and take possession of the Premises or any part thereof, and, at Provider's option, remove persons and property therefrom, and such property, if any, may be removed and stored in a warehouse or elsewhere at the cost of, and for the account of User, all without being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby, and Provider may provide the Capacity or any portion thereof as the agent of User with or without advertisement, and by private negotiations and for any term upon such terms and conditions as Provider may deem necessary or desirable in order to relet the Capacity. Provider shall in no way be responsible or liable for any Rental fee concessions or any failure to provide the Capacity or any part thereof, or for any failure to collect any Rental fee due upon such reletting. Upon such reletting, all Rental fee received by Provider from such reletting shall be applied: first, to the payment of any indebtedness (other than any Rental fee due hereunder) from User to Provider; second, to the payment of any costs and expenses of such reletting, including, without limitation, brokerage fees and attorney's fees and costs of alterations and repairs; third, to the payment of Rental fee and other charges then due and unpaid hereunder; and the residue, if any shall be held by Provider to the extent of and for application in payment of future Rental fee as the same may become due and payable hereunder. In reletting the Premises as aforesaid, Provider may grant Rental fee concessions and User shall not be credited therefor. If such Rental fee received from such reletting shall at any time or from time to time be less than sufficient to pay to Provider the entire sums then due from User hereunder, User shall pay any such deficiency to Provider. Such deficiency shall, at Provider's option, be calculated and paid monthly. No such reletting shall be construed as an election by Provider to terminate this Lease unless a written notice of such election has been given to User by Provider. Notwithstanding any such reletting without termination, Provider may at any time thereafter elect to terminate this Lease for any such previous default provided same has not been cured; or

v.   Without liability to User or any other party and without constituting a constructive or actual eviction, suspend or discontinue furnishing or rendering to User any property, material, labor, Utilities or other service, whether Provider is obligated to furnish or render the same, so long as User is in default under this Lease; or

vi.   Allow the Premises to remain unoccupied and collect Rental fee from User as it comes due; or

vii.   Foreclose the security interest described herein, including the immediate taking of possession of all property on or in the Premises; or

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viii.   Pursue such other remedies as are available at law or equity.

e.   Provider's pursuit of any remedy of remedies, including without limitation, any one or more of the remedies stated herein shall not (1) constitute an election of remedies or preclude pursuit of any other remedy or remedies provided in this Lease or any other remedy or remedies provided by law or in equity, separately or concurrently or in any combination, or (2) sever as the basis for any claim of constructive eviction, or allow User to withhold any payments under this Lease.

Section 2. Providers Self Help. If in the performance or observance of any agreement or condition in this Lease contained on its part to be performed or observed and shall not cure such default within thirty (30) days after notice from Provider specifying the default (or if such default shall reasonably take more than thirty (30) days to cure, shall diligently prosecuted the same to completion), Provider may, at its option, without waiving any claim for damages for breach of agreement, at any time thereafter cure such default for the account of User, and any amount paid or contractual liability incurred by Provider in so doing shall be deemed paid or incurred for the account of User and User agrees to reimburse Provider therefor and save Provider harmless therefrom. Provided, however, that Provider may cure any such default as aforesaid prior to the expiration of said waiting period, without notice to User if any emergency situation exists, or after notice to User, if the curing of such default prior to the expiration of said waiting period is reasonably necessary to protect the Leased Premises or Provider's interest therein, or to prevent injury or damage to persons or property. If User shall fail to reimburse Provider upon demand for any amount paid for the account of User hereunder, said amount shall be added to and become due as a part of the next payment of Rental fee due and shall for all purposes be deemed and treated as Rental fee hereunder.

Section 3. Users Self Help. If Provider shall default in the performance or observance of any agreement or condition in this Lease contained on its part to be performed or observed, and if Provider shall not cure such default within thirty (30) days after notice from User specifying the default (or, if such default shall reasonably take more than thirty (30) days to cure, and Provider shall not have commenced the same within the thirty (30) days and diligently prosecuted the same to completion), User may, at its option, without waiving any claim for damages for breach of agreement, at any time thereafter cure such default for the account of Provider and any amount paid or any contractual liability incurred by User in so doing shall be deemed paid or incurred for the account of Provider and Provider shall reimburse User therefor and save User harmless therefrom. Provided, however, that User may cure any such default as aforesaid prior to the expiration of said waiting period, without notice to Provider if an emergency situation exists, or after notice to Provider, if the curing of such default prior to the expiration of said waiting period is reasonably necessary to protect the Leased Capacity or User's interest therein or to prevent injury or damage to persons or property. If Provider shall fail to reimburse User upon demand for any amount paid or liability incurred for the account of Provider hereunder, said amount or liability may be deducted by User from the next or any succeeding payments of Rental fee due hereunder; provided, however, that should said amount or the liability therefor be disputed by Provider, Provider may contest its liability or the amount thereof, through arbitration or through a declaratory judgment action and Provider shall bear the cost of the filing fees therefor.

ARTICLE XI - EXTENSIONS/WAIVERS/DISPUTES

Section l. Extension Period. Any extension hereof shall be subject to the provisions of Article III hereof.

Section 2. Holding Over. In the event that User or anyone claiming under User shall continue occupancy of the Leased Premises after the expiration of the term of this Lease or any renewal or extension thereof without any agreement in writing between Provider and User with respect thereto, such occupancy shall not be deemed to extend or renew the term of the Lease, but such occupancy shall continue as a tenancy at will, from month to month, upon the covenants, provisions and conditions herein contained. The Rental fee shall be the Rental fee in effect during the term of this Lease as extended or renewed, prorated and payable for the period of such occupancy.

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Section 3. Waivers. Failure of either party to complain of any act or omission on the part of the other party, no matter how long the same may continue, shall not be deemed to be a waiver by said party of any of its rights hereunder. No waiver by either party at any time, express or implied, of any breach of any provision of this Lease shall be deemed a waiver of a breach of any other provision of this Lease or a consent to any subsequent breach of the same or any other provision. If any action by either party shall require the consent or approval of the other party, the other party's consent to or approval of such action on any one occasion shall not be deemed a consent to or approval of said action on any subsequent occasion or a consent to or approval of any other action on the same or any subsequent occasion. Any and all rights and remedies which either party may have under this Lease or by operation of law, either at law or in equity, upon any breach, shall be distinct, separate and cumulative and shall not be deemed inconsistent with each other, and no one of them, whether exercised by said party or not, shall be deemed to be an exclusion of any other; and any two or more or all of such rights and remedies may be exercised at the same time.

Section 4. Disputes. It is agreed that, if at any time a dispute shall arise as to any amount or sum of money to be paid by one party to the other under the provisions hereof, the party against whom the obligation to pay the money is asserted shall have the right to make payment "under protest" and such payment shall not be regarded as a voluntary payment and there shall survive the right on the part of the said party to institute suit for the recovery of such sum. If it shall be adjudged that there was no legal obligation on the part of said party to pay such sum or any part thereof, said party shall be entitled to recover such sum or so much thereof as it was not legally required to pay under the provisions of this Lease. If at any time a dispute shall arise between the parties hereto as to any work to be performed by either of them under the provisions hereof, the party against whom the obligation to perform the work is asserted may perform such work and pay the costs thereof "under protest" and the performance of such work shall in no event be regarded as a voluntary performance and shall survive the right on the part of the said party to institute suit for the recovery of the costs of such work. If it shall be adjudged that there was no legal obligation on the part of the said party to perform the same or any part thereof, said party shall be entitled to recover the costs of such work or the cost of so much thereof as said party was not legally required to perform under the provisions of this Lease and the amount so paid by User may be withheld or deducted by User from any Rental fees herein reserved.

Section 5. Users Right to cure Providers Default. In the event that Provider shall fail, refuse or neglect to pay any mortgages, liens or encumbrances, the judicial sale of which might affect the interest of User hereunder, or shall fail, refuse or neglect to pay any interest due or payable on any such mortgage, lien or encumbrance, User may pay said mortgages, liens or encumbrances, or interest or perform said conditions and charge to Provider the amount so paid and withhold and deduct from any Rental fees herein reserved such amounts so paid, and any excess over and above the amounts of said Rental fees shall be paid by Provider to User.

Section 6. Notices. All notices and other communications authorized or required hereunder shall be in writing and shall be given by mailing the same by certified mail, return receipt requested, postage prepaid, and any such notice or other communication shall be deemed to have been given when received by the party to whom such notice or other communication shall be addressed. If intended for the Provider the same will be mailed to the address herein above set forth or such other address as Provider may hereafter designate by notice to User, and if intended for User, the same shall be mailed to User at the address herein above set forth, or such other address or addresses as User may hereafter designate by notice to Provider.

IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year first above written or have caused this Lease to be executed by their respective officers thereunto duly authorized.

Signed, sealed and delivered in the presence of:

/s/ Dr. Niclas Adler	/s/ Dr. Niclas Adler
Dr. Niclas Adler	Dr. Niclas Adler
Marviken ONE AB	Synthesis Analytics Production Limited

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ADDENDUM TO AGREEMENT – POWER PURCHASE AND LEASE OF ACCESS TO GRID CONNECTION FOR DATA CENTER PURPOSES

THIS ADDENDUM is made and entered into February 20, 2025 by and between Marviken ONE AB (a company organised under the laws of Sweden with registered number 559223- 1509) and having its registrered address at Kungsportsavenyen 26, Box 19055, 400 12 Göteborg, Sweden (hereinafter referred to as "Provider"), and Synthesis Analytics Production Limited, (a company organised under the laws of England and Wales with registered number 14342669) and having its registered address at Wenlock Road, London, England, N1 7GU (hereinafter referred to as "User").

ARTICLE I – ADDENDUM SCOPE

In the Agreement – Power Purchase and Lease of Access to Grid Connection for Data Center Purposes the Parties agree to a capacity up to 20 MW and further expansions is to be agreed according to Article II, Section 2.

The Parties hereby, agree to expand the full capacity to maximum 95 MW.

ARTICLE II – TERMS FOR THE EXPANSION OF CAPACITY

Section l. Fees. The Fees for the Expanded Capacity will follow the Fees in the Agreement – Power Purchase and Lease of Access to Grid Connection for Data Center Purposes.

Section 2. Timeline. The timeline for access to the Expanded Capacity will follow from the timelines provided by the regional grid owner Vattenfall.

Section 3. Costs for the Expansion of Capacity. The Costs for Expansion of Capacity will be carried by the User with an addition of 15% for the Provider to lead the work with securing the Expansion of Capacity.

IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year first above written or have caused this Lease to be executed by their respective officers thereunto duly authorized.

Signed, sealed and delivered in the presence of:

/s/ Dr. Niclas Adler	/s/ Dr. Niclas Adler
Dr. Niclas Adler	Dr. Niclas Adler
Marviken ONE AB	Synthesis Analytics Production Limited

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